Exhibit 10.10

12 February 2008

Dear Julian,

Propanc Scientific Director - Letter of Appointment

I am pleased to welcome you as a Director to the Board of Propanc Pty Ltd.  The purpose of this letter is to outline the scope of your appointment and for you to acknowledge acceptance of this position.

Appointment & Duties

1.1
You accept appointment as a Director to the Board of Propanc.  You will act as an independent Director and your general responsibilities and expect conduct will be those of a director to a private company and further specific responsibilities as detailed below or agreed with Propanc from time to time.

Additionally, your role includes providing guidance, technical expertise and where applicable, assistance in managing Propanc’s Research and Development programs.  You will also be a key member of the Scientific Advisory Board and provide input into the creation and establishment of the Board and its participants.

1.2	You will be required to comply with all laws relating to director’s duties, Propanc’s Constitution (a copy of which is attached for your reference) and Propanc’s policies.

1.3	You will provide your services as an independent consultant. The Board of Propanc has determined that no Director’s fees should be paid until further capital is obtained.

1.4
Propanc will generally organise all travel, accommodation and other reasonable travel expenses and will otherwise reimburse you for pre-agreed and incidental expenses.  Any required international flights will be booked business class and domestic flights will be domestic class.

Specific Responsibilities

2.1
You will be required to prepare for and attend at least 4 Board meetings per year.  Meetings will be held on dates and at locations nominated by Propanc and agreed with the Board.  Meetings are generally held on a quarterly basis and attendance at additional meetings may be required when necessary.

2.2	You may also be required to participate in sub-committees of the Board, such as the Scientific Advisory Board.

Policies

3.1	You will be required to comply with Propanc’s applicable policies and procedures as advised to you and as varied by the Board in its discretion from time to time.

Conflict of Interest

4.1
You must immediately declare to Propanc any conflict of interest or potential conflict of interest that may arise in relation to your role as a Director of Propanc.  You must comply with such procedures as Propanc may adopt in relation to any such conflicts of interest.

4.2
Unless approved by Propanc, you agree not to be involved in any activities, in any capacity, which creates or may create a conflict of interest with Propanc or may interfere with or detract from your role as a Director.

Insurance

5.1	Propanc has not obtained Directors and Officers Insurance. This may be obtained when considered necessary by the Board.

Intellectual Property

6.1	Any intellectual property generated by you in relation to your role as a Director of Propanc shall be legally and beneficially owned by Propanc.

6.2	You agree to perform all such acts and execute all such agreements and other documents as Propanc reasonably requires, at its expense, to perfect its rights to such intellectual property.

Confidential Information

7.1
In the course of your duties you may receive information that is confidential to Propanc and/or its business partners.  You agree not to, except in the proper course of your duties or in other circumstances permitted by Propanc, either during the course of your appointment or after, divulge to any third party or make use of any confidential information you become aware of during the course of or incidental to your appointment.

7.2
‘Confidential Information’ includes all information (including copies thereof) regardless of form and disclosure method, disclosed by or on behalf of Propanc to you, that by its nature is confidential, is designated as confidential or the you know or ought reasonably to know is confidential and may include, without limitation, all information relating to Propanc’s business, field of business, research, proposed business or research, technologies or products.

Term and Termination

8.1	You are appointed on an on-going basis at the discretion of the Chairman/majority of the Board.

8.2
Either the Chairman/Board or yourself may terminate your appointment immediately upon written notice to the other party without cause.  In this instance you will be paid for service completed but will not receive any form of termination payment.

8.3
Subject to any Deed of Indemnity between yourself and Propanc, you undertake that, on the termination of your appointment (however occurring), you will immediately deliver to Propanc all materials and confidential information relation to the affairs of Propanc and all of Propanc’s property in your possession or control and that you will not retain any copies thereof.

8.4	Upon any termination of your appointment, you warrant and undertake that you, whether directly or indirectly, or in connection with any other entity, will not:

(a)	carry on any business or be engaged or connected with any business in competition with the activities of Propanc; or

(b)	hire away or attempt to hire away or otherwise engage any employee, key advisor or consultant of Propanc;

within a worldwide restraint area for a restraint period of 12 months.

Acceptance

To accept this offer, and the above conditions, please sign this letter as indicated below and return an original to me.   If you have any questions please do not hesitate to contact me.

We look forward to your acceptance of this offer and to welcoming you to the Board.

Kind regards,

Attached:
•	Constitution

I accept this appointment as a Director to the Board of Propanc

Signed:

Name:

Date: